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                    [LETTERHEAD OF GLOBAL DIRECTMAIL CORP]


                GLOBAL DIRECTMAIL CLOSES ON INFOTEL ACQUISITION

                   BILLION DOLLAR COMPUTER PRODUCTS RETAILER
                 ADDS $235 MILLION 'BUILD-TO-ORDER' PC MARKETER

     PORT WASHINGTON, N.Y., Wednesday, October 1, 1997 -- Global DirectMail Corp (NYSE: GML) -- a direct mail computer products retailer with $1 billion in sales -- has closed on its acquisition of privately held Infotel, Inc. of Fletcher, Ohio, a $235 million in revenue direct mail computer products marketer and reseller. As previously announced, the acquisition price was $40 million in cash and 375,000 shares of Global common stock, with additional contingent consideration for continuing management. Mark Runkle, Infotel co-founder and CEO; Kent Markley, Infotel co-founder and President; and other senior members of Infotel's experienced management team will continue with the organization.

     "Infotel expands our position in personal computers and, in particular, the emerging market for 'build-to-order' PCs," said Richard Leeds, Global's Chairman and CEO. "Long-term, Infotel fits in well with Global's strategy of significantly growing our PC systems business." He noted that Infotel has strong management; the capacity to process as much as $1 billion in "build-to-order" PCs a year; well-regarded private label "build-to-order" brands (MidWest Micro, Ultra); authorizations from many name brand companies (such as Microsoft, IBM and Hewlett Packard); and a well-established computer products business through its Infotel Distributing and MidWest Micro catalogs to value-added resellers, mid-sized corporate customers, and the small office/home office market. Plans call for Global to step up Infotel's sales growth while significantly reducing costs.

     Global DirectMail Corp is a leading direct marketer of brand name and private label computer, office and industrial products in North America and Europe to mid- and large-sized corporate customers, the small office/home office market, and to value-added resellers. For more information, call Global at 516-625-1555 x7181.

                                     -END-

ED. NOTE: Global DirectMail Corp is spelled with a capital G, D, M and C; no space between "Direct" and "Mail"; and no period after "Corp". Contact: Investor
Contact: Kelly Maude, Investor Relations, Global DirectMail Corp, 516-625-1555 x7181. Email: investinfo@globaldirectmail.com. Media Contact: Gary Fishman, Hudson Stone Group, 212-527-4808.